DISCLAIMER

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this Q&A, such as “possibility of giant or super-giant fields," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K for the fiscal year ended June 30, 2009, File No. 001-32490, available from us by contacting: Jason Davis, Hyperdynamics Corporation, One Sugar Creek Center Blvd., #125, Sugar Land, Texas 77478, voice: (713) 353-9400, fax: (713) 353-9421. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

This Q&A contains forward looking statements within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

Annual Shareholders Meeting

Questions & Answers Session

Q: In regard to the strategy going forward, are you looking to diversify beyond Guinea?

A:  The most important thing is for the company to focus on the Guinea project. We must make sure that we 1) complete the PSC clarification with the Government of Guinea, 2) conclude the farm-out process with Dana and Repsol and collect the $51 million in combined entry fees that they will owe us, and 3) continue our work program with the objective of spudding the first exploration well during the fourth quarter of 2010. That said, we also do not want Hyperdynamics’ future to be tied strictly to one project.  We are in the early stages of thinking about other opportunities that will diversify our portfolio.

Q: How confident are you that you will obtain the PSC clarification by March 11, 2010? What factors contribute to your confidence?

A:  First of all, nothing is done until it is done.  There are no guarantees, but everything looks good for getting the PSC Amendment signed soon.  Our confidence comes from three things – 1) we have basically reached agreement on all points and we (Hyperdynamics) have initialed the agreement, 2) the government, which was in transition until recently, is now in place, and 3) the government is motivated to proceed.

Q: What are the steps required to attract institutional investors to invest in the company?

A: We must continue to complete the milestones we have laid out in a timely fashion. We have done a good job of meeting the promises we made over the last seven months, but we need to complete the PSC Amendment in order to attract institutional investors. Once the PSC Amendment has been signed, we will have a pretty compelling story.  At that point, HDY would plan a road show to get the Company’s story out to the institutional investor community.

Q: What is the expected cost of the 3D survey?

A: The area over which we would plan to shoot the 3D survey needs to be decided and that will help determine the ultimate cost.  In order to get adequate coverage of the leads and areas that look most promising to us now, we could expect to spend on the order of $30-50 million.  Some of the features we have seen to date suggests that there exists the possibility of giant or super-giant fields (500 million barrels to 1 billion barrels of oil equivalent).

Q: Please discuss the Right of First Refusal in regard to the 64% relinquished area.

A: We believe that we have retained the best acreage.  It is difficult to judge how likely it is that we put want to pick up any of the acreage we relinquished.  Also, there is the issue of what it means to match.  If it is a tender round, it is pretty clear.  However, if the proposal includes other elements, such as infrastructure investments, for example, it may be difficult for Hyperdynamics to match.

Note:  The questions listed above are representative of those asked during the meeting, and the answers have in some cases been shortened while retaining the substance.